Exhibit 99.1

Limelight Appoints Robert Lento as Chief Executive Officer

Seasoned Executive Moves from Acting to Permanent Role, Joins Company’s Board of Directors

PHOENIX, January 22, 2013 -- Limelight Networks (Nasdaq:LLNW), a leader in Digital Presence Management, today announced the appointment of Robert Lento as chief executive officer (CEO), effective immediately. Mr. Lento has been serving as the Company’s Interim CEO since November 26, 2012.

“Over the past two months I’ve had the opportunity to work closely with our board and many of our employees,” said Mr. Lento. “I’m extremely impressed with the people, products, and services we offer in the market. I’m excited about our future and proud to be part of Limelight Networks.”

Mr. Lento brings over thirty years of industry knowledge and leadership experience to Limelight Networks. Prior to joining Limelight, Lento spent 14 years at Convergys, serving a decade as the senior sales executive. During the last four years, as president of the company’s information management division, he led a turnaround creating a highly profitable and growing business, which NEC acquired in May 2012. Earlier, Lento served as president of LAN systems for Donnelly Enterprise Solutions, where he grew both top line revenue and profitability. Previously he served in executive roles at Entex Information Services, Decision Resources, and Future Information Systems. Mr. Lento holds a BS in Management from the State University of New York.

Mr. Lento will be joining Limelight’s board of directors, and former CEO Jeff Lunsford is stepping down as board member and chairman.

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com.

Media contact:

Amber Winans

510-984-1526

limelight@bhavacom.com